CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated March 14, 2006, except for Note 9 for which the date is March 30, 2006 and June 30, 2006, on the financial statements of Agassiz Energy, LLC as of December 31, 2005 and 2004 and the related statements of operations, changes in members’ equity, and cash flows for the years ending December 31, 2005 and 2004 and the period from inception (October 12, 2004) to December 31, 2005 in the Pre-Effective Amendment No. 3 to Form SB-2 Registration Statement of Agassiz Energy, LLC dated on or about June 30, 2006 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants

Minneapolis, Minnesota
June 30, 2006